UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2020

TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, Arizona 85253

(Address of principal executive offices) (Zip Code)

480-305-8910

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TPIC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02. Results of Operations and Financial Condition

     On April 3, 2020, TPI Composites, Inc. (the “Company”) issued a press release announcing that as a result of the uncertainty relating to the magnitude and duration of the COVID-19 pandemic, the Company is updating its financial guidance issued on February 27, 2020 for the year ending December 31, 2020 such that the Company now expects that Adjusted EBITDA for the year ending December 31, 2020 will be at the lower end of its previously announced range of $100 million to $125 million based on what it knows today. The Company also announced that it will provide a further update on the impact of COVID-19 on its liquidity, business operations, financial condition and results of operations in its first quarter 2020 earnings release, during its first quarter 2020 earnings call and in its Form 10-Q for the quarter ended March 31, 2020. The press release is furnished herewith as Exhibit 99.1.

     The Company remains focused on its liquidity to ensure the long-term viability of the Company until the pandemic abates. To that end, the Company has cash of approximately $110 million and net debt of approximately $113 million as of March 31, 2020, along with total availability under its various debt facilities of approximately $77 million for total liquidity in excess of $180 million. The Company defines net debt as (i) cash and cash equivalents less (ii) total debt and debt issuance costs, which debt and debt issuance costs totaled approximately $223 million as of March 31, 2020.

     The information furnished in this Current Report on Form 8-K in Item 2.02 and Item 9.01, including Exhibit 99.1 attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events

     On April 3, 2020, the Company also announced that it is currently operating its Chennai, India, manufacturing facility with a skeleton staff through April 15, 2020 and that it will temporarily operate its Matamoros, Mexico facility at reduced capacity beginning on April 3, 2020 through April 30, 2020. The Company also stated that it will operate its Izmir, Turkey manufacturing facilities at approximately 50% capacity during the first half of April. The Company’s decision to temporarily reduce or suspend production at these manufacturing facilities is due primarily to certain applicable government-mandated stay at home orders in response to the COVID-19 pandemic which resulted in demands from its unions in Matamoros and Turkey to either stop or reduce production. These temporary reductions and suspensions of production may last longer than the Company currently anticipates if the government-mandated stay at home orders are extended. The Company currently is operating its other manufacturing facilities at normal production levels, including its manufacturing facilities in China.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 – Press Release dated April 3, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: April 3, 2020	By:	/s/ Bryan R. Schumaker
Bryan R. Schumaker
Chief Financial Officer